CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of the registration fee(1)
Class A Common Stock, $0.0001 par value per share	13,825,283	$11.80	$163,138,339.40	$21,012.22

(1)

Calculated in accordance with Rule 457(r) and relates to the registration statement on Form S-3 (File No. 333-193164) filed on January 3, 2014. $20,621 has previously been paid. $391.22 is paid herewith.

Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-193164

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 3, 2014)

13,825,283 Shares

CLASS A COMMON STOCK

This is an offering of 13,825,283 shares of our Class A common stock by LivingSocial, Inc. (“LivingSocial” or the “selling stockholder”). See “Selling Stockholder.” We will not receive any proceeds from the shares of Class A common stock sold in this offering.

We have two classes of outstanding common stock, Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 150 votes per share and is convertible at any time into one share of Class A common stock. Outstanding shares of Class B common stock represent approximately 34.6% of the voting power of our outstanding capital stock.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “GRPN.” The last reported sale price of our Class A common stock on January 6, 2014 was $11.89 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-5.

PRICE $11.80 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholder
Per share	$11.80	$0.27	$11.53
Total	$163,138,339.40	$3,732,826.41	$159,405,513.00

(1)	The selling stockholder has agreed to reimburse the underwriter for certain FINRA-related expenses. See “Underwriter.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. LLC expects to deliver the shares of Class A common stock to purchasers on January 10, 2014.

MORGAN STANLEY

January 7, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. To the extent there is a variation between information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

We urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus or in any amendment to this prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, any amendment to this prospectus supplement or the accompanying prospectus. Neither we nor the selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any information other than that contained in the foregoing documents.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus, as well as the information filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of our Class A common stock.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described below under the heading “Where You Can Find Additional Information.” In this prospectus supplement, references to the “Company,” “Groupon,” “registrant,” “we,” “us,” and “our” refer to Groupon, Inc. The phrase “this prospectus supplement” refers to this prospectus supplement and the accompanying prospectus, unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and other documents we file with the SEC and incorporated by reference herein or therein contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, including those in certain of our filings with the SEC incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Other risks, uncertainties and factors, including the risk factors discussed under “Risk Factors” and those discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement before you invest in our Class A common stock.

GROUPON, INC.

Our mission is to be the world’s commerce operating system, increasing consumer buying power while driving more business to merchants through price and discovery. As part of that vision, we act as a local commerce marketplace that connects merchants to consumers by offering goods and services at a discount. Traditionally, local merchants have tried to reach consumers and generate sales through a variety of methods, including online advertising, the yellow pages, direct mail, newspaper, radio, television, and promotions. By bringing the brick and mortar world of local commerce onto the Internet, Groupon is helping local merchants to attract customers and sell goods and services. In our Goods category, through which we offer deals on merchandise, we often act as the merchant of record, particularly on deals in North America. We provide consumers with savings and help them discover what to do, eat, see, buy and where to travel.

Current and potential customers are able to access our deals through email, our websites and mobile applications, where we offer discounts on goods, services, travel and events that are targeted by location, purchase history and personal preferences. Our revenue from deals where we act as the third party marketing agent is the purchase price paid by the customer for a Groupon voucher (“Groupon”) less an agreed upon portion of the purchase price paid to the featured merchants, excluding any applicable taxes and net of estimated refunds for which the merchant’s share is recoverable. Our direct revenue from deals where we act as the merchant of record is the purchase price paid by the customer for the Groupon excluding any applicable taxes and net of estimated refunds. We generated revenue of $1,805.2 million during the nine months ended September 30, 2013, as compared to $1,696.2 million during the nine months ended September 30, 2012. We generated a net loss of $10.1 million during the nine months ended September 30, 2013, as compared to net income of $29.0 million during the nine months ended September 30, 2012.

Our operations are organized into three principal segments: North America, EMEA, which is comprised of Europe, Middle East and Africa, and the remainder of our international operations (“Rest of World”). During the second quarter of 2013, we changed the composition of our operating segments to separate its former International segment between EMEA and Rest of World. See Note 11 “Segment Information” to our financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 incorporated by reference in this prospectus supplement for further information. For the nine months ended September 30, 2013, we derived 59.7% of our revenue from our North America segment, 27.2% of our revenue from our EMEA segment and 13.1% of our revenue from our Rest of World segment.

We had an accumulated deficit of $767.6 million as of September 30, 2013. Since our inception, we have driven our growth through substantial investments in infrastructure and marketing to increase customer acquisition. In particular, our significant net losses in previous years were driven in part by the rapid expansion of our EMEA and Rest of World segments, which involved investing heavily in upfront marketing, sales and infrastructure related to the build out of our operations in early stage countries.

This prospectus supplement relates to resales of shares of Class A common stock previously issued by us in connection with a recent acquisition (the “Acquisition”). Pursuant to the Share Purchase Agreement, dated November 6, 2013 (as amended by Amendment No. 1 dated November 26, 2013 and Amendment No. 2 dated January 1, 2014, the “Purchase Agreement”), by and among Groupon, Inc., a Delaware corporation, Groupon

Trailblazer, Inc., a Delaware corporation, LivingSocial, Inc., a Delaware corporation (“Living Social” or the “selling stockholder”), and LivingSocial, B.V., a Netherlands limited liability company, we purchased all of the issued and outstanding share capital of Living Social Korea, Inc. (“LS Korea”), a Korean corporation and holding company of Ticket Monster Inc., a Korean corporation (“Ticket Monster”), in exchange for cash and shares of our Class A common stock. The selling stockholder is the recipient of the shares of Class A common stock previously issued by us in connection with the Purchase Agreement.

The acquisition closed on January 2, 2014. The aggregate purchase price payable to the selling stockholder pursuant to the Purchase Agreement is $260,000,000 (the “Aggregate Consideration”). The Aggregate Consideration is comprised of the following: 13,825,283 shares of our Class A common stock issued on January 2, 2014 and $100,000,000 in cash.

Our principal executive offices are located at 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. Our telephone number is 312-676-5773. Our website is located at www.groupon.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Class A Common Stock Offered by the Selling Stockholder	13,825,283

Class A Common Stock to be Outstanding after this Offering	679,155,332. The number of shares of Class A Common Stock outstanding will not change as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Global Select Market Symbol	GRPN

Risk Factors	See “Risk Factors” on page S-5 of this prospectus supplement.

The number of shares outstanding after this offering shown above is based on 665,330,049 shares of Class A common stock outstanding as of September 30, 2013 and the 13,825,283 shares of Class A common stock issued to the selling stockholder pursuant to the Purchase Agreement and excludes:

•	4,110,336 shares of Class A common stock issuable upon the exercise of stock options outstanding as of September 30, 2013 at a weighted average exercise price of $1.09 per share;

•	44,018,542 shares of Class A common stock underlying restricted stock units granted under our equity incentive plans and outstanding as of September 30, 2013;

•	192,218 shares of Class A common stock underlying restricted stock awards granted under our equity incentive plans and outstanding as of September 30, 2013; and

•	4,735,450 shares of Class A common stock reserved for issuance under our equity incentive plans as of September 30, 2013.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Our business, prospects, financial condition, operating results and the trading price of our Class A common stock could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

Risks Related to Our Business

Our revenue and operating results may continue to be volatile.

Our revenue and operating results will continue to vary from quarter to quarter due to the rapidly evolving nature of our business. We believe that our revenue growth and ability to achieve and maintain profitability will depend, among other factors, on our ability to:

•	acquire new customers and retain existing customers;

•	attract new merchants and retain existing merchants who wish to offer deals through the sale of Groupons;

•	effectively address and respond to challenges in international markets;

•	expand the number, variety and relevance of products and deals we offer, particularly as we attempt to build a more complete local marketplace;

•	increase the awareness of our brand domestically and internationally;

•	successfully achieve the anticipated benefits of business combinations or acquisitions, including our acquisition of Ticket Monster;

•	provide a superior customer service experience for our customers and merchants;

•	respond to changes in consumer and merchant access to and use of the Internet and mobile devices;

•	effectively utilize Internet search engines to generate traffic to our websites;

•	react to challenges from existing and new competitors; and

•	respond to seasonal changes in supply and demand.

In addition, our margins and profitability may depend on our product sales mix, our geographic revenue mix and merchant pricing terms. For example, sales in our Goods category, which typically carry lower margins than sales in our Local category, have grown faster in some recent periods, which has resulted in lower margins and profitability during those periods. Accordingly, our profitability may vary significantly from quarter to quarter.

Our strategy to become a complete local commerce marketplace may not be successful and may expose us to additional risks.

One of our key objectives is to expand upon our traditional daily deals business by building out a more extensive local commerce marketplace. This strategy has required us to devote significant resources to attracting and retaining merchants who are willing to run deals on a continuous basis with us in order to build a significant inventory for our customers, as well as continuing management focus and attention. We have accepted, and expect to continue to accept, a lower percentage of the gross billings from some of our merchants as we expand our marketplace. In addition, we are continuously refining our process for presenting the most relevant deals to our customers based on their personal preferences. If we are not successful in pursuing these objectives, our business, financial position and results of operations could be harmed.

If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business grew rapidly in prior periods as merchants and consumers have increasingly used our marketplace. However, this is a new market which we created in late 2008 and which has operated at a substantial scale for only a limited period of time. Given the limited history, we are constantly evolving our strategy and may not always be successful in doing so. For example, we experienced a decline in revenue from our EMEA and Rest of World segments during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012. We expect that the market will evolve in ways which may be difficult to predict. For example, we believe that in some of our markets, including North America, investments in new customer acquisition are less productive and the continued growth of our revenue will require more focus on increasing or maintaining the rate at which our existing customers purchase Groupons and our ability to expand the number and variety of deals that we offer. It is also possible that merchants or customers could broadly determine that they no longer believe in the value of our current services or marketplace. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in our markets, our business, financial condition and results of operations could suffer a material negative impact.

Our international operations are subject to increased challenges, and our inability to adapt to the varied commercial and regulatory landscapes of our international markets may adversely affect our business.

Our ability to grow our business in our international markets requires management attention and resources and requires us to localize our services to conform to a wide variety of local cultures, business practices, laws and policies. The different commercial and Internet infrastructure in other countries may make it more difficult for us to replicate our business model. In many countries, we compete with local companies that understand the local market better than we do, and we may not benefit from first-to-market advantages. We are subject to risks of doing business internationally, including the following:

•	our ability to maintain merchant and customer satisfaction such that our marketplace will continue to attract high quality merchants;

•	our ability to successfully respond to macroeconomic challenges, including by optimizing our deal mix to take into account consumer preferences at a particular point in time;

•	strong local competitors, many of whom have been in the market longer than us;

•	different regulatory requirements, including regulation of gift cards and coupon terms, Internet services, professional selling, distance selling, bulk emailing, privacy and data protection, banking and money transmitting, that may limit or prevent the offering of our services in some jurisdictions or limit our ability to enforce contractual obligations;

•	difficulties in integrating with local payment providers, including banks, credit and debit card networks and electronic funds transfer systems;

•	different employee/employer relationships and the existence of workers’ councils and labor unions;

•	shorter payment cycles, different accounting practices and greater problems in collecting accounts receivable;

•	higher Internet service provider costs;

•	seasonal reductions in business activity;

•	expenses associated with localizing our products, including offering customers the ability to transact business in the local currency; and

•	differing intellectual property laws.

We are subject to complex foreign and U.S. laws and regulations that apply to our international operations, including data privacy and protection requirements, the Foreign Corrupt Practices Act, the UK Anti-Bribery Act and similar local laws prohibiting certain payments to government officials, banking and payment processing regulations, and anti-competition regulations, among others. The cost of complying with these various and sometimes conflicting laws and regulations is substantial. We have implemented policies and procedures to ensure compliance with these laws and regulations, however, we cannot assure you that our employees, contractors, or agents will not violate our policies. Changing laws, regulations and enforcement actions in the U.S. and the rest of the world could harm our business.

If, as we continue to expand internationally, we are unable to successfully replicate our business model due to these and other commercial and regulatory constraints in our international markets, our business may be adversely affected.

Our financial results will be adversely affected if we are unable to execute on our marketing strategy.

We have historically focused our marketing spend on customer acquisition, and we have recently begun to also focus on activating new customers and retaining existing customers. While our marketing expense declined during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012, we expect to increase our marketing spend in future periods as we attempt to continue to grow our customer base. If our assumptions regarding our marketing efforts and strategies prove incorrect, our ability to generate profits from our investments in new customer acquisitions may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

If we fail to retain our existing customers or acquire new customers, our revenue and business will be harmed.

We must continue to retain and acquire customers that purchase Groupons in order to increase revenue and achieve consistent profitability. As our customer base continues to evolve, it is possible that the composition of our customers may change in a manner that makes it more difficult to generate revenue to offset the loss of existing customers and the costs associated with acquiring and retaining customers. If customers do not perceive our Groupon offers to be attractive or if we fail to introduce new and more relevant deals, we may not be able to retain or acquire customers at levels necessary to grow our business and profitability. If we are unable to acquire new customers who purchase Groupons in numbers sufficient to grow our business and offset the number of existing active customers that cease to purchase Groupons, the revenue we generate may decrease and our operating results will be adversely affected.

Our future success depends upon our ability to retain and add high quality merchants.

We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace and provide our customers with a great experience. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to customers or favorable payment terms to us. In addition, if we are unsuccessful in our efforts to introduce services to merchants as part of our local commerce operating system, we will not experience a corresponding growth in our merchant pool sufficient to offset the cost of these initiatives. We must continue to attract and retain merchants in order to increase revenue and profitability. If new merchants do not find our marketing and promotional services effective, or if existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, they may stop making offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer Groupons and our operating results will be adversely affected.

If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, we may not be able to retain or attract merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or reduce margins in order to attract new merchants. A significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operations.

We may incur losses in the future as we expand our business.

We had an accumulated deficit of $767.6 million as of September 30, 2013. We anticipate that our profitability will be impacted as we continue to invest in our growth, through increased spending in some areas and through accepting a lower percentage of the proceeds from our deals, as we attempt to add more merchants to our marketplace. These efforts may prove more difficult than we currently anticipate, and we may not succeed in realizing the benefits of these efforts in a short time frame, or at all. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue, as well as any changes in our mix of sales between our higher and lower margin categories, could prevent us from attaining or increasing, or could reduce, our profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

We operate in a highly competitive industry with relatively low barriers to entry, and must compete successfully in order to grow our business.

We expect competition in e-commerce generally, and group buying in particular, to continue to increase. A substantial number of group buying sites that attempt to replicate our business model have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large businesses who offer deals similar to ours as an add-on to their core business. We also expect to compete against other Internet sites that serve niche markets and interests. In some of our categories, such as goods, travel and entertainment, we compete against much larger companies who have more resources and significantly larger scale. In addition, we compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including the following:

•	the size and composition of our customer base and the number of merchants we feature;

•	the timing and market acceptance of deals we offer, including the developments and enhancements to those deals offered by us or our competitors;

•	customer and merchant service and support efforts;

•	selling and marketing efforts;

•	ease of use, performance, price and reliability of services offered either by us or our competitors;

•	our ability to generate large volumes of sales, particularly with respect to goods and travel deals;

•	our ability to cost-effectively manage our operations; and

•	our reputation and brand strength relative to our competitors.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to benefit from their existing customer base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate revenue from their customer bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract customers away from our websites and applications, reduce our market share and adversely impact our gross margin. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new customers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the revenue than we currently offer, we may be forced to pay a higher percentage of the gross proceeds from each Groupon sold than we currently offer, which may reduce our revenue. In addition, we are dependent on some of our existing or potential competitors for banner advertisements and other marketing initiatives to acquire new customers. Our ability to utilize their platforms to acquire new customers may be adversely affected if they choose to compete more directly with us or prevent us from using their services.

If we are unable to maintain favorable terms with our merchants, our revenue may be adversely affected.

The success of our business depends in part on our ability to retain and increase the number of merchants who use our service, particularly as we continue to grow our marketplace. Currently, when a merchant works with us to offer a deal for its products or services, it receives an agreed-upon percentage of the total proceeds from each Groupon sold, and we retain the rest. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the total proceeds from each Groupon sold. In addition, as part of our strategy to grow our merchant base, we have been accepting a lower percentage of the total proceeds from each Groupon sold in some instances. This could adversely affect our revenue and gross profit.

In addition, we expect to face increased competition from other Internet and technology-based businesses. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new customers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the revenue than we currently offer, or if we target merchants who will only agree to run deals if they receive a higher percentage of the proceeds, we may be forced to take a lower percentage of the gross billings.

Our operating cash flow and results of operations could be adversely impacted if we change our merchant payment terms or our revenue does not continue to grow.

Our merchant payment terms and revenue growth have historically provided us with operating cash flow to fund our working capital needs. Our merchant arrangements are generally structured such that we collect cash up front when our customers purchase Groupons and make payments to our merchants at a subsequent date, either on a fixed schedule or upon redemption by customers. We currently pay our merchants upon redemption in many deals in our International markets, but we may continue to move toward offering payments on a fixed schedule in those markets. Additionally, payment arrangements in our Goods category generally result in us paying merchants on a more accelerated basis than payment arrangements in our Local category.

Our accrued merchant and supplier payable balance decreased from $671.3 million as of December 31, 2012 to $591.5 million as of September 30, 2013, due primarily to our seasonally strong Goods business in the fourth quarter of 2012, which resulted in increased payments to merchants and suppliers during the first quarter of 2013 and a corresponding decline in our cash flows from operations. Our operating cash flows have been adversely impacted by lower growth in our Local category in recent periods. We have used the operating cash flow provided by our merchant payment terms and revenue growth to fund our working capital needs. If we offer our merchants more favorable or accelerated payment terms or our revenue does not continue to grow in the future, our operating cash flow and results of operations could be adversely impacted and we may have to seek alternative financing to fund our working capital needs.

Our success is dependent upon our ability to provide a superior mobile experience for our customers, and our customers’ continued ability to access our offerings through mobile devices.

In North America, over 50% of all transactions were completed on mobile devices during September 2013. During September 2013, over 40% of our transactions worldwide were completed on mobile devices. In order to continue to grow our mobile transactions, it is critical that our applications work well with a range of mobile technologies, systems, networks and standards. Our business may be adversely affected if our customers choose not to access our offerings on their mobile devices or use mobile devices that do not offer access to our mobile applications.

Our business depends on our ability to maintain and scale the network infrastructure necessary to send our emails and operate our websites, mobile applications and transaction processing systems, and any significant disruption in service on our email infrastructure, websites, mobile applications or transaction processing systems could result in a loss of subscribers, customers or merchants.

Subscribers access our deals through our websites and mobile applications, as well as via emails that are often targeted by location, purchase history and personal preferences. Our reputation and ability to acquire, retain and serve our current customers and potential customers are dependent upon the reliable performance of our websites, mobile applications, email delivery and transaction processing systems and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our subscriber base or the amount of traffic and transactions on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or otherwise (including spam filters preventing emails from reaching subscribers), could affect the security or availability of our websites and applications, and prevent our subscribers from accessing our services. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential subscribers and merchants, which could harm our operating results and financial condition.

In addition, a substantial portion of our network infrastructure is hosted by third party providers. Any failure of these providers to handle existing or increased traffic and transactions could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

If our emails are not delivered and accepted by email providers, or are routed by email providers in a less favorable way than other emails, our business may be substantially harmed.

If email providers implement new or more restrictive email delivery policies it may become more difficult to deliver emails to customers. For example, certain email providers have started to categorize emails as “promotional,” and these emails are directed to an alternate section of a customer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’ email handling or authentication technologies, our operating results and financial condition could be substantially harmed. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our ability to contact customers through email could be significantly restricted.

We purchase and sell some products from indirect suppliers, which increases our risk of litigation and other losses.

We source merchandise both directly from brand owners and indirectly from retailers and third party distributors, and we often take title to the goods before we offer them for sale to our customers. Further, some brand owners, retailers and third party distributors may be unwilling to offer products for sale on the Internet or through Groupon in particular, which could have an adverse impact on our ability to source and offer popular products. By selling merchandise sourced from parties other than the brand owners, we are subject to an increased risk that the merchandise may be damaged or non-authentic, which could result in potential liability under applicable laws, regulations, agreements and orders, and increase the amount of returned merchandise. In addition, brand owners may take legal action against us, which even if we prevail could result in costly litigation, generate bad publicity for us, and have a material adverse impact on our business, financial condition and results of operations.

We are subject to inventory management and order fulfillment risks as a result of our Goods category.

We purchase much of the merchandise that we offer for sale to our customers, and we expect to increase the percentage of merchandise that we offer directly for sale as compared to merchandise that our customers purchase directly from third parties. The demand for products can change for a variety of reasons, including customer preference, quality, seasonality, and the perceived value from customers of purchasing the product through us. In addition, this is a new business for us, and therefore we have a limited historical basis upon which to predict customer demand for the products. If we are unable to adequately predict customer demand and efficiently manage our inventory, we could either have an excess or a shortage of inventory, either of which would have a material adverse effect on our business.

Purchasing the goods ourselves prior to the sale also means that we will be required to fulfill orders on an efficient and cost-effective basis. Many other online retailers have significantly larger inventory balances and therefore are able to rely on past experience and economies of scale to optimize their order fulfillment. Delays or inefficiencies in our processes could subject us to additional costs, as well as customer dissatisfaction, which would adversely affect our business.

The integration of our international operations with our North American technology platform may result in business interruptions.

We currently use a common technology platform in our North America segment to operate our business and are in the process of migrating our operations in our EMEA and Rest of World segments to the same platform. Such changes to our technology platform and related software carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of this process, it could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our Class A common stock to decline.

We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.

We are involved in litigation regarding, among other matters, patent, consumer, securities and employment issues. Litigation can be expensive, time-consuming and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome with respect to any of these lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows. For additional information regarding these and other lawsuits in which we are involved, see Note 6 “Commitments and Contingencies” to the financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 incorporated herein by reference.

An increase in our refund rates could reduce our liquidity and profitability.

Customers have the ability to receive a refund of their purchase price upon the occurrence of specified events. As we increase our revenue and expand our product offerings, our refund rates may exceed our historical levels. For example, as a result of a shift in our deal mix and higher price point offers that began in the fourth quarter of 2011, our refund rates became higher than historical levels. A downturn in general economic conditions may also increase our refund rates. An increase in our refund rates could significantly reduce our liquidity and profitability.

Because we do not have control over our merchants and the quality of products or services they deliver, we rely on a statistical model that incorporates the following data inputs and factors to estimate future refunds: historical refund experience developed from millions of deals featured on our website, the relative risk of refunds based on expiration date, deal value, deal category and other qualitative factors that could impact the level of future refunds, such as introductions of new deals, discontinuations of legacy deals and expected changes, if any, in our practices in response to refund experience or economic trends that might impact customer demand. Our actual level of refund claims could prove to be greater than the level of refund claims we estimate. If our refund reserves are not adequate to cover future refund claims, this inadequacy could have a material adverse effect on our liquidity and profitability.

Our standard agreements with our merchants generally limit the time period during which we may seek reimbursement for customer refunds or claims. Our customers may make claims for refunds with respect to which we are unable to seek reimbursement from our merchants. Our inability to seek reimbursement from our merchants for refund claims could have an adverse effect on our liquidity and profitability.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future could harm our business.

In order to be successful, we must attract, retain and motivate executives and other key employees, including those in managerial, technical and sales positions. Hiring and retaining qualified executives, engineers and qualified sales representatives are critical to our success, and competition for experienced and well qualified employees can be intense. In order to attract and retain executives and other key employees in a competitive marketplace, we must provide a competitive compensation package, including cash and share-based compensation. Our primary form of share-based incentive award is restricted stock units. If the anticipated value of such share-based incentive awards does not materialize, if our share-based compensation otherwise ceases to be viewed as a valuable benefit, or if our total compensation package is not viewed as being competitive, our ability to attract, retain, and motivate executives and key employees could be weakened. The failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations.

An increase in the costs associated with maintaining our international operations could adversely affect our results of operations.

Certain factors may cause our international costs of doing business to exceed our comparable costs in North America. For example, in some countries, expansion of our business may require a close commercial relationship with one or more local banks, a shared ownership interest with a local entity or registration as a bank under local law. Such requirements may reduce our revenue, increase our costs or limit the scope of our activities in particular countries.

Further, because our international revenue is denominated in foreign currencies, we could become subject to increased difficulties in collecting accounts receivable and repatriating money without adverse tax consequences and increased risks relating to foreign currency exchange rate fluctuations. Further, we could be subject to the application of U.S. tax rules to acquired international operations and local taxation of our fees or of transactions on our websites.

We conduct portions of certain functions, including product development, customer support and other operations, in regions outside of North America. Any factors which reduce the anticipated benefits, including cost efficiencies and productivity improvements, associated with providing these functions outside of North America, including increased regulatory costs associated with our international operations, could adversely affect our business.

We may be subject to additional unexpected regulation which could increase our costs or otherwise harm our business.

The application of certain laws and regulations to Groupons, as a new product category, is uncertain. These include laws and regulations such as the CARD Act, and, in certain instances, potentially unclaimed and abandoned property laws. In addition, from time to time, we may be notified of additional laws and regulations which governmental organizations or others may claim should be applicable to our business. If we are required to alter our business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability. As we expand into new lines of business and new geographies, we will become subject to additional laws and regulations.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property and the scope of our international operations. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by greater earnings in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

The current administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed a wide variety of potential changes. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings, as well as cash and cash equivalent balances we currently maintain outside of the United States. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

The implementation of the CARD Act and similar state and foreign laws may harm our business and results of operations.

It is not clear at this time, but Groupons may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. Other foreign jurisdictions have similar laws in place, in particular European jurisdictions where the European E-Money Directive regulates the business of electronic money institutions. Many of these laws contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. For example, if Groupons are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Groupon, or the promotional value, which is the add-on value of the Groupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Groupon was issued or the date on which the customer last loaded funds on the Groupon if the Groupon has a reloadable feature; (ii) the Groupon’s stated expiration date (if any); or (iii) a later date provided by applicable state law. We and several merchants are currently defendants in purported class action litigation that has been filed in federal and state court claiming that Groupons are subject to the CARD Act and various state laws governing gift cards and that the defendants have violated these laws by issuing Groupons with expiration dates and other restrictions. In the event that it is determined that Groupons are subject to the CARD Act or any similar state or foreign law or regulation, and are not within various exemptions that may be available to Groupon under the CARD Act or under some of the various state or foreign jurisdictions, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of Groupons have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue Groupons in jurisdictions where these laws apply.

If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed Groupons, our results from operations could be materially and adversely affected.

In certain states and foreign jurisdictions, Groupons may be considered a gift card. Some of these states and foreign jurisdictions include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and record-keeping obligations. We do not remit any amounts relating to unredeemed Groupons based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Groupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of a Groupon. In the event that one or more states or foreign jurisdictions successfully challenges our position on the application of its unclaimed and abandoned property laws to Groupons, or if the estimates that we use in projecting the likelihood of Groupons being redeemed prove to be inaccurate, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block our emails or access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several Internet companies have incurred substantial penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the Internet and claims related to our service offerings.

We may be, and in certain cases have been, sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geolocation applications). This risk is enhanced in certain jurisdictions outside the United States, where our liability for such third party actions may be less clear and we may be less protected. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our editorial staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchants, subscribers or third parties and as a result our revenue and goodwill could be materially and adversely affected.

We may be subject to breaches of our information technology systems, which could harm our relationships with our customers and merchants, subject us to negative publicity and litigation, and cause substantial harm to our business.

In operating a global online business, we and our third party service providers maintain significant proprietary information and manage large amounts of personal data and confidential information about our employees, customers and merchants. Because of our high profile and the number of customer records we maintain, we and the third party providers are at an increased risk of attacks on our systems.

Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, our prominent size and scale, our plans to implement our entrance into the mobile payments space, our expanded geographic footprint and international presence, the outsourcing of some of our business operations and threats of cyber-attacks. Although cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access are a high priority for us, this may not successfully protect our systems against all vulnerabilities, including technologies developed to bypass our security measures. In addition, outside parties may attempt to fraudulently induce employees, merchants or customers to disclose sensitive information in order to gain access to our secure systems and networks. For example, in May 2013, a hacker accessed a database of our Taiwan subscribers containing usernames and passwords.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. Further, because the techniques used to gain access to, or sabotage, systems often are not recognized until launched against a target, we may be unable to anticipate the correct methods necessary to defend against these types of attacks. Any actual breach, the perceived threat of a breach or a perceived breach, could cause our customers and merchants to cease doing business with us, subject us to lawsuits, regulatory fines or other action or liability, which would harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

We regard our trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology, merchant lists, subscriber lists, sales methodology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademarks in some countries.

We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our intellectual property rights also may take actions that diminish the value of our proprietary rights or reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We are currently subject to multiple lawsuits and disputes related to our intellectual property and service offerings. We may in the future be subject to additional litigation and disputes. The costs of engaging in such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained.

We are currently subject to third party claims that we infringe their proprietary rights or trademarks and expect to be subject to additional claims in the future. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of customers and merchants will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Groupon” brand is critical to expanding our base of customers and merchants. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Groupon” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a group buying leader and to continue to provide reliable, trustworthy and high quality deals, which we may not do successfully.

We receive a high degree of media coverage around the world. Unfavorable publicity or consumer perception of our websites, applications, practices or service offerings, or the offerings of our merchants, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of merchants we feature and the size of our customer base, the loyalty of our customers and the number and variety of deals we offer each day. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Acquisitions, joint ventures and strategic investments could result in operating difficulties, dilution and other harmful consequences.

We have in the past acquired a number of companies, including Ticket Monster, which we acquired on January 2, 2014 for aggregate consideration of $260 million. We expect to continue to evaluate, consider and potentially consummate a wide array of potential strategic transactions, including acquisitions and dispositions of businesses, joint ventures, technologies, services, products and other assets and minority investments. However, we may be unable to successfully complete potential acquisitions. Acquisitions involve significant risks and uncertainties, including uncertainties as to the future financial performance of the acquired business, difficulties integrating acquired personnel into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems and exposure to unknown or unforeseen liabilities of acquired companies. We may not realize the anticipated benefits of any or all of our acquisitions and investments, or we may not realize them in the time frame expected. In addition, the integration of an acquisition could divert management’s time and the company’s resources. If we pay for an acquisition or a minority investment in cash, it would reduce our cash available for operations or cause us to incur debt, and if we pay with our stock it could be dilutive to our stockholders. Additionally, we do not have the ability to exert control over our joint ventures and minority investments, and therefore we are dependent on others in order to realize their potential benefits.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our Class A common stock.

Our business, like that of our merchants, has been and may continue to be subject to some degree of sales seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. For example, we experienced a $72.3 million decline in operating cash flows during the nine months ended September 30, 2013 as the result of a decrease in accrued merchant and supplier payables, primarily due to the timing of payments to suppliers of merchandise after the seasonally high levels of Goods transactions in the fourth quarter of 2012. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our Class A common stock.

Failure to deal effectively with fraudulent transactions and customer disputes would increase our loss rate and harm our business.

Groupons are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit Groupons in order to fraudulently purchase discounted goods and services from our merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse customers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our merchants could also request reimbursement, or stop using Groupon, if they are affected by buyer fraud or other types of fraud.

We may incur significant losses from fraud and counterfeit Groupons. We may incur losses from claims that the customer did not authorize the purchase, from merchant fraud, from erroneous transmissions, and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If we were unable to accept credit cards for payment, we would suffer substantial reductions in revenue, which would cause our business to suffer. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business will suffer.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit card, debit card and gift certificates. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from customers or facilitate other types of online payments, and our business and operating results could be adversely affected.

We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business. In addition, events affecting our third party payment processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of our payment processors, could have a material adverse effect on our business.

Federal laws and regulations, such as the Bank Secrecy Act and the USA PATRIOT Act and similar foreign laws, could be expanded to include Groupons.

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act and foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of Groupons and our role with respect to the distribution of Groupons to subscribers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that a Groupon could be considered a financial product and that we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

State and foreign laws regulating money transmission could be expanded to include Groupons.

Many states and certain foreign jurisdictions impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of Groupons. However, a successful challenge to our position or expansion of state or foreign laws could subject us to increased compliance costs and delay our ability to offer Groupons in certain jurisdictions pending receipt of any necessary licenses or registrations.

We will continue to incur significant costs as a result of being a public company.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board and the marketplace rules of the NASDAQ stock market, impose additional reporting and other obligations on public companies. Compliance with these public company requirements has increased our costs and made some activities more time-consuming. In connection with the preparation of our financial statements for the year ended December 31, 2011, our independent registered accounting firm identified a material weakness in the design and operating effectiveness of our internal control over financial reporting, and as a result we incurred additional costs remediating this material weakness. In addition, the existence of this issue could adversely affect us, our reputation or investor perceptions of us. It also may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third-parties may also prompt even more changes in corporate governance and reporting requirements. The additional reporting and other obligations imposed on us by these rules and regulations has increased our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to Ownership of Our Class A Common Stock and to this Offering

The trading price of our Class A common stock is highly volatile

Our Class A common stock began trading on the NASDAQ Global Select Market on November 4, 2011 and since that date has fluctuated from a high of $31.14 per share to a low of $2.60 per share. We expect that the trading price of our stock will continue to be volatile due to variations in our operating results and also may change in response to other factors, including factors specific to technology companies, many of which are beyond our control. Among the factors that could affect our stock price are:

•	our earnings announcements, including any financial projections that we may choose to provide to the public, any changes in these projections or our failure for any reason to meet these projections or projections made by research analysts;

•	the amount of shares of our Class A common stock that are available for sale;

•	the relative success of competitive products or services;

•	the public’s response to press releases or other public announcements by us or others, including our filings with the SEC and announcements relating to litigation;

•	speculation about our business in the press or the investment community;

•	securities or industry analysts’ coverage of our company and any change in the outlook of these analysts on our business and the Class A common stock;

•	future sales of our Class A common stock by our significant stockholders, officers and directors;

•	announcements about our share repurchase program and sales under the program;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	strategic actions by us or our competitors, such as acquisitions, joint ventures or restructuring; and

•	changes in accounting principles.

We expect the stock price volatility to continue for the foreseeable future as a result of these and other factors.

Purchases of shares of our Class A common stock pursuant to our stock repurchase program may affect the value of our Class A common stock.

Pursuant to our publicly announced share repurchase program, we are authorized to repurchase up to $300 million of our outstanding Class A common stock through August 2015. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors and may, in compliance with SEC rules and other legal requirements, occur during the offering of the securities described in this prospectus supplement. This activity could increase (or reduce the size of any decrease in) the market price of our Class A common stock at that time.

The concentration of our capital stock ownership with our founders, executive officers, employees and directors and their affiliates will limit stockholders’ ability to influence corporate matters.

Our Class B common stock has 150 votes per share and our Class A common stock has one vote per share. As of November 5, 2013, our founders, Eric Lefkofsky, Bradley Keywell and Andrew Mason control 100% of our outstanding Class B common stock and, based on information available to us, approximately 28.8% of our outstanding Class A common stock, representing approximately 53.8% of the voting power of our outstanding capital stock. Messrs. Lefkofsky, Keywell and Mason will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

We do not intend to pay dividends for the foreseeable future.

We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. As a result, stockholders can expect to receive a return on their investment in our Class A common stock only if the market price of the stock increases.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

•	Special meetings of our stockholders may be called only by our Executive Chairman of the Board, our Chief Executive Officer, our board of directors or holders of not less than the majority of our issued and outstanding capital stock. This limits the ability of minority stockholders to take certain actions without an annual meeting of stockholders.

•	Our stockholders may not act by written consent unless the action to be effected and the taking of such action by written consent is approved in advance by our board of directors. As a result, a holder, or holders, controlling a majority of our capital stock would generally not be able to take certain actions without holding a stockholders’ meeting.

•	Our certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

•	Stockholders must provide timely notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon an annual meeting of stockholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

USE OF PROCEEDS

The proceeds from the sale of shares of Class A common stock offered pursuant to this prospectus supplement are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of shares in this offering.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock has been listed on The NASDAQ Global Select Market under the symbol “GRPN” since November 4, 2011. Prior to that time, there was no public market for our Class A common stock. The following table sets forth the high and low sales prices for our Class A common stock as reported by the NASDAQ Global Select Market for each of the periods listed.

2012	High	Low
First Quarter	$25.84	$16.25
Second Quarter	$16.57	$8.80
Third Quarter	$10.50	$4.00
Fourth Quarter	$5.50	$2.60

2013	High	Low
First Quarter	$6.36	$4.24
Second Quarter	$8.69	$5.37
Third Quarter	$12.76	$8.26
Fourth Quarter	$12.31	$8.40

2014	High	Low
First Quarter (through January 6, 2014)	$12.42	$11.60

The closing sale price of our Class A common stock on January 6, 2014 was $11.89 per share. As of January 3, 2014, there were 149 holders of record of our Class A common stock and 3 holders of record of our Class B common stock. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to 150 votes per share and is convertible at any time into one share of Class A common stock.

DIVIDEND POLICY

We currently do not anticipate paying dividends on our Class A common stock or Class B common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

ISSUANCE OF CLASS A COMMON STOCK TO SELLING STOCKHOLDER

The Aggregate Consideration payable to the selling stockholder in connection with the Acquisition is an amount equal to $260,000,000. The Aggregate Consideration for the Acquisition is comprised of (A) 13,825,283 shares of our Class A common stock issued on January 2, 2014 and (B) $100,000,000 in cash.

SELLING STOCKHOLDER

The following table sets forth certain information known to us with respect to beneficial ownership of our Class A common stock as of January 6, 2014 by the selling stockholder, as determined in accordance with Rule 13d-3 of the Exchange Act, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholder assuming all the shares covered by the prospectus supplement are sold.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering(1)
	Number	Percentage		Number	Percentage
LivingSocial, Inc.(2)(3)	13,825,283	2%	13,825,283	—	—%

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of January 6, 2014, and the percentage is based upon 665,330,049 shares of our Class A common stock outstanding as of September 30, 2013 and the 13,825,283 shares of Class A common stock issued to the selling stockholder pursuant to the Purchase Agreement.
(2)	The address for LivingSocial, Inc. is 1445 New York Avenue NW, 2nd Floor, Washington, DC 20005.
(3)	Includes 13,825,283 shares of our Class A common stock that were issued to LivingSocial, Inc. on January 2, 2014 pursuant to the Purchase Agreement.

Material Relationships

On November 6, 2013, we entered into the Purchase Agreement with LivingSocial, Inc. through which we purchased all of the issued and outstanding share capital of LS Korea, the holding company of Ticket Monster, in exchange for $100,000,000 in cash and 13,825,283 shares of our Class A common stock. The aggregate purchase price payable to LivingSocial, Inc. pursuant to the Purchase Agreement was $260,000,000.

UNDERWRITER

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. LLC, as the underwriter, has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter, 13,825,283 shares of Class A common stock.

The underwriter is offering the shares of Class A common stock subject to its acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken.

The underwriter initially proposes to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder.

	Per Share	Total
Public offering price	$11.80	$163,138,339.40
Underwriting discounts and commissions to be paid by the selling stockholder	$0.27	$3,732,826.41
Proceeds, before expenses, to the selling stockholder	$11.53	$159,405,513.00

The estimated offering expenses payable by us are approximately $75,000. The selling stockholder will pay the underwriting discounts and commissions. The selling stockholder has agreed to reimburse the underwriter for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, not to exceed $25,000.

Our Class A common stock is listed on The NASDAQ Global Select Market under the trading symbol “GRPN”.

We and our directors and executive officers and certain of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, during the period ending 30 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock,

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the issuance by us of any shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement and identified in this prospectus supplement;

•	transactions by any person other than us relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the Class A common stock or other securities acquired in such open market transactions;

•	the issuance by us of options in existence on the date of, and described in, this prospectus supplement or other stock-based compensation pursuant to equity compensation plans in existence on the date of this prospectus supplement and, in each case, described in this prospectus supplement;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of Class A common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the restricted period;

•	sales of shares of common stock pursuant to any Rule 10b5-1 trading plan in effect on the date of this prospectus supplement;

•	if any person is not party to a trading plan, sales by such person not to exceed 1,000,000 shares in aggregate during the restricted period; or

•	the issuance by us of shares of our Class A common stock as consideration for any bona fide acquisitions, provided that in the case of such issuance, the number of shares issued or issuable shall not, in the aggregate, exceed 2% of the total number of shares of our Class A common stock outstanding immediately following this offering (determined on a fully-diluted basis and as adjusted for stock splits, stock dividends and other similar events after the date of this prospectus supplement) and each recipient shall sign and deliver a lock-up agreement with respect to the remaining restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the Class A common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares of Class A common stock to its online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) who purchases such shares in this offering and who holds our Class A common stock as a capital asset (generally, property held for investment). For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock that is an individual, corporation (or other entity treated as a corporation for federal income tax purposes), estate or trust (other than a grantor trust) and you are not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Internal Revenue Code of 1986, as amended, or the Code) have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person under applicable U.S. Treasury regulations.

If you are an individual, you may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (provided that certain other conditions are satisfied and certain exceptions do not apply, including exceptions applicable under certain tax treaties). For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

This discussion does not consider:

•	U.S. state, U.S. local, U.S. estate, or non-U.S. tax consequences;

•	all aspects of U.S. federal income taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular holders, such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, government instrumentalities, holders owning more than 5% of our Class A common stock, U.S. expatriates, former citizens or residents of the U.S., partnerships or other flow-through entities, part-year non-resident aliens, broker-dealers and traders in securities, persons who elect to mark-to-market their securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership for U.S. federal income tax purposes that may acquire our Class A common stock, or a partner in such a partnership, you should consult a tax advisor regarding the tax consequences to you of the partnership’s acquisition, ownership and disposition of our Class A common stock.

The following discussion is based on provisions of the Code, existing and proposed Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. We undertake no obligation to update or otherwise revise this summary whether as a result of new Treasury regulations, Code sections, judicial and administrative interpretations or otherwise. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income, tax treaty and other tax (including estate tax) consequences of holding and disposing of shares of our Class A common stock.

Dividends

In the event that we make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they first will constitute a return of capital and will reduce a non-U.S. holder’s basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock. Any dividend paid to a non-U.S. holder on our Class A common stock that is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business will generally be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty.

You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. Generally (and subject to the discussion below under “—FATCA”), in order for us to withhold tax at a lower treaty rate, you must (a) timely provide the payor with a properly executed applicable IRS Form W-8 (or other applicable successor form) and any applicable attachments certifying that (i) you are not a United States person and (ii) you are eligible for the lower treaty rate or (b) if our Class A common stock is held through certain foreign intermediaries, timely satisfy the relevant certification requirements of applicable U.S. Treasury regulations. The applicable certifications must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically.

If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund on a timely basis with the IRS.

If the dividend is effectively connected with your conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by you in the U.S., the dividend will generally be exempt from U.S. federal withholding tax, provided that you timely supply us with a properly executed IRS Form W-8ECI (or other applicable successor form). In this case, the dividend will be taxed on a net income basis at the regular, graduated rates and in the manner applicable to United States persons (as defined in the Code) and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

Sales, Exchanges, or Other Taxable Dispositions of Common Stock

Subject to the discussions below regarding backup withholding and “FATCA” (as defined below), you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the U.S., in which case the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

•	you are an individual who holds our Class A common stock as a capital asset, are present in the U.S. for 183 days or more in the taxable year of the disposition and meet other requirements, in which case the gain derived from the sale will be subject to a flat 30% tax, which may be offset by U.S. source capital losses; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that you held our Class A common stock and certain other conditions are met.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose holdings of our Class A common stock, direct, indirect and constructive, at all times during the applicable period, constituted 5% or less of our Class A common stock, provided that our Class A common stock was regularly traded (within the meaning of section 897(c)(3) of the Code) on an established securities market in the calendar year of disposition. You should be aware that no assurance can be given that our Class A common stock will be regularly traded on an established securities market when a non-U.S. holder sells its shares of our Class A common stock. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that we will not become a USRPHC in the future.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in other countries under the provisions of an applicable income tax treaty.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A common stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example, by properly certifying that such non-U.S. holder is not a United States person, as defined under the Code, on a valid IRS Form W-8BEN or another appropriate version of IRS Form W-8 (or applicable successor form) and including any applicable attachments (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a non-U.S. holder will reduce the non-U.S. holder’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided the required information is timely furnished to the IRS. A non-U.S. holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

FATCA

Under legislation enacted in 2010, U.S. Treasury regulations and official IRS administrative guidance (commonly known as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid after June 30, 2014, and to the gross proceeds from a disposition of our Class A common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined under FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined under FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such “substantial United States owner” (as defined under the Code and applicable Treasury regulations) and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Persons located in a jurisdiction that has entered into an intergovernmental agreement with the U.S. governing FATCA (an IGA) may be subject to different rules. Application of this FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Prospective non-U.S. holders should consult their own tax advisors regarding this new legislation, any applicable IGA and whether this legislation or an IGA may be relevant to your ownership and disposition of our Class A common stock.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE CLASS A COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS SUCH AS ESTATE TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

LEGAL MATTERS

The validity of the shares of our Class A common stock to be offered for resale by the selling stockholder under this prospectus supplement will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters will be passed upon on behalf of the underwriter by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of (i) LivingSocial Korea, Inc. for the year ended December 31, 2012 and from the date of inception (July 1, 2011) through December 31, 2011 and (ii) Ticket Monster Inc. for the period from January 1, 2011 through September 16, 2011 and for the period from the date of inception (February 1, 2010) through December 31, 2010 appear in Groupon’s Current Report on Form 8-K filed with the SEC on January 2, 2014 and have been incorporated by reference herein, in reliance upon Samil PricewaterhouseCoopers, the independent auditors of LivingSocial Korea, Inc. and Ticket Monster Inc., given on the authority of such firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 9, 2013, August 8, 2013 and November 8, 2013, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 29, 2013, March 1, 2013, March 19, 2013, June 18, 2013, August 7, 2013 (only with respect to Items 5.02 and 8.01), October 24, 2013, November 7, 2013 (only with respect to Items 1.01 and 3.02), November 29, 2013, December 13, 2013 and January 2, 2014 (only with respect to Items 1.01, 2.01, 3.02 and 9.01);

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2013 and as amended by Amendment No. 1 filed with the SEC on May 16, 2013; and

•	the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on November 2, 2011.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules) (i) after the date of the initial registration statement of which this prospectus supplement forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference in this prospectus supplement from the date of filing of the documents, unless we specifically provide otherwise (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, phone number 312-676-5773. Information contained on or accessible through our website, http://www.groupon.com, is not a prospectus and does not constitute part of this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, phone number 312-676-5773.

Prospectus

Dated January 3, 2014

13,825,283 Shares

Class A Common Stock

This prospectus relates to resales of shares of Class A common stock previously issued by us in connection with a recent acquisition (the “Acquisition”). Pursuant to the Share Purchase Agreement, dated November 6, 2013 (as amended by Amendment No. 1 dated November 26, 2013 and Amendment no. 2 dated January 1, 2014, the “Purchase Agreement”), by and among Groupon, Inc., a Delaware corporation, Groupon Trailblazer, Inc., a Delaware corporation, LivingSocial, Inc., a Delaware corporation, and LivingSocial, B.V., a Netherlands limited liability company, we purchased all of the issued and outstanding share capital of Living Social Korea, Inc. (“LS Korea”), a Korean corporation and holding company of Ticket Monster Inc., a Korean corporation (“Ticket Monster”), in exchange for cash and shares of our Class A common stock. Living Social, Inc., the selling stockholder, is the recipient of the shares of Class A common stock previously issued by us in connection with the Purchase Agreement. See “Selling Stockholder.”

This prospectus registers up to 13,825,283 shares of Class A common stock on behalf of the selling stockholder, consisting entirely of shares of Class A common stock previously issued to the selling stockholder.

The selling stockholder identified in this prospectus, or their pledgees, donees, transferees or other successors in interest, may offer and sell the shares of Class A common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholder may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

We will not receive any proceeds from the sale of the shares by the selling stockholder.

We have two classes of outstanding common stock, Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 150 votes per share and is convertible at any time into one share of Class A common stock. Outstanding shares of Class B common stock represent approximately 34.6% of the voting power of our outstanding capital stock.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “GRPN.” On January 2, 2014, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $11.85 per share. You are urged to obtain current market quotations for our Class A common stock.

A prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement before you make your investment decision.

Investing in our Class A common stock involves certain risks. You should carefully read and consider the section entitled “Risk Factors” on page 5 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and in any other documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy and adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2014

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or in any amendment to this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment to this prospectus or any prospectus supplement. Neither we nor the selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any information other than that contained in the foregoing documents.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, as well as the information filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our Class A common stock.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.” In this prospectus, references to the “Company,” “Groupon,” “registrant,” “we,” “us,” and “our” refer to Groupon, Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, including those in certain of our filings with the SEC incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Other risks, uncertainties and factors, including the risk factors discussed under “Risk Factors” and those discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should carefully read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our Class A common stock.

Groupon, Inc.

Our mission is to be the world’s commerce operating system, increasing consumer buying power while driving more business to merchants through price and discovery. As part of that vision, we act as a local commerce marketplace that connects merchants to consumers by offering goods and services at a discount. Traditionally, local merchants have tried to reach consumers and generate sales through a variety of methods, including online advertising, the yellow pages, direct mail, newspaper, radio, television, and promotions. By bringing the brick and mortar world of local commerce onto the Internet, Groupon is helping local merchants to attract customers and sell goods and services. In our Goods category, through which we offer deals on merchandise, we often act as the merchant of record, particularly on deals in North America. We provide consumers with savings and help them discover what to do, eat, see, buy and where to travel.

Current and potential customers are able to access our deals through email, our websites and mobile applications, where we offer discounts on goods, services, travel and events that are targeted by location, purchase history and personal preferences. Our revenue from deals where we act as the third party marketing agent is the purchase price paid by the customer for a Groupon voucher (“Groupon”) less an agreed upon portion of the purchase price paid to the featured merchants, excluding any applicable taxes and net of estimated refunds for which the merchant’s share is recoverable. Our direct revenue from deals where we act as the merchant of record is the purchase price paid by the customer for the Groupon excluding any applicable taxes and net of estimated refunds. We generated revenue of $1,805.2 million during the nine months ended September 30, 2013, as compared to $1,696.2 million during the nine months ended September 30, 2012. We generated a net loss of $10.1 million during the nine months ended September 30, 2013, as compared to net income of $29.0 million during the nine months ended September 30, 2012.

Our operations are organized into three principal segments: North America, EMEA, which is comprised of Europe, Middle East and Africa, and the remainder of our international operations (“Rest of World”). During the second quarter of 2013, we changed the composition of our operating segments to separate its former International segment between EMEA and Rest of World. See Note 11 “Segment Information” to our financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 incorporated herein by reference for further information. For the nine months ended September 30, 2013, we derived 59.7% of our revenue from our North America segment, 27.2% of our revenue from our EMEA segment and 13.1% of our revenue from our Rest of World segment.

We had an accumulated deficit of $767.6 million as of September 30, 2013. Since our inception, we have driven our growth through substantial investments in infrastructure and marketing to increase customer acquisition. In particular, our significant net losses in previous years were driven in part by the rapid expansion of our EMEA and Rest of World segments, which involved investing heavily in upfront marketing, sales and infrastructure related to the build out of our operations in early stage countries.

This prospectus relates to resales of shares of Class A common stock previously issued by us in connection with a recent acquisition. Pursuant to the Share Purchase Agreement, dated November 6, 2013 (as amended by Amendment No. 1 dated November 26, 2013 and amendment No. 2 dated January 1, 2014, the “Purchase Agreement”), by and among Groupon, Inc., a Delaware corporation, Groupon Trailblazer, Inc., a Delaware corporation, LivingSocial, Inc., a Delaware corporation (“Living Social” or the “selling stockholder”), and

LivingSocial, B.V., a Netherlands limited liability company, we purchased all of the issued and outstanding share capital of Living Social Korea, Inc. (“LS Korea”), a Korean corporation and holding company of Ticket Monster Inc., a Korean corporation (“Ticket Monster”), in exchange for cash and shares of our Class A common stock. The selling stockholder is the recipient of the shares of Class A common stock previously issued by us in connection with the Purchase Agreement.

The aggregate purchase price payable to the selling stockholder pursuant to the Purchase Agreement is $260,000,000 (the “Aggregate Consideration”). The Aggregate Consideration is comprised of the following: 13,825,283 shares of our Class A common stock issued on January 2, 2014 and $100,000,000 in cash.

Our principal executive offices are located at 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. Our telephone number is 312-676-5773. Our website is located at www.groupon.com. The information on, or accessible through, our website is not part of this prospectus.

The Offering

Class A Common Stock Offered by the Selling Stockholder	13,825,283

Class A Common Stock to be Outstanding After this Offering	679,376,071. The number of shares of Class A Common Stock outstanding will not change as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Global Select Market Symbol	GRPN

Risk Factors	See “Risk Factors” on page 5 of this prospectus.

RISK FACTORS

Our business, prospects, financial condition, operating results and the trading price of our Class A common stock could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

Risks Related to Our Business

Our revenue and operating results may continue to be volatile.

Our revenue and operating results will continue to vary from quarter to quarter due to the rapidly evolving nature of our business. We believe that our revenue growth and ability to achieve and maintain profitability will depend, among other factors, on our ability to:

•	acquire new customers and retain existing customers;

•	attract new merchants and retain existing merchants who wish to offer deals through the sale of Groupons;

•	effectively address and respond to challenges in international markets;

•	expand the number, variety and relevance of products and deals we offer, particularly as we attempt to build a more complete local marketplace;

•	increase the awareness of our brand domestically and internationally;

•	successfully achieve the anticipated benefits of business combinations or acquisitions, including our acquisition of Ticket Monster;

•	provide a superior customer service experience for our customers and merchants;

•	respond to changes in consumer and merchant access to and use of the Internet and mobile devices;

•	effectively utilize Internet search engines to generate traffic to our websites;

•	react to challenges from existing and new competitors; and

•	respond to seasonal changes in supply and demand.

In addition, our margins and profitability may depend on our product sales mix, our geographic revenue mix and merchant pricing terms. For example, sales in our Goods category, which typically carry lower margins than sales in our Local category, have grown faster in some recent periods, which has resulted in lower margins and profitability during those periods. Accordingly, our profitability may vary significantly from quarter to quarter.

Our strategy to become a complete local commerce marketplace may not be successful and may expose us to additional risks.

One of our key objectives is to expand upon our traditional daily deals business by building out a more extensive local commerce marketplace. This strategy has required us to devote significant resources to attracting and retaining merchants who are willing to run deals on a continuous basis with us in order to build a significant inventory for our customers, as well as continuing management focus and attention. We have accepted, and expect to continue to accept, a lower percentage of the gross billings from some of our merchants as we expand our marketplace. In addition, we are continuously refining our process for presenting the most relevant deals to our customers based on their personal preferences. If we are not successful in pursuing these objectives, our business, financial position and results of operations could be harmed.

If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business grew rapidly in prior periods as merchants and consumers have increasingly used our marketplace. However, this is a new market which we created in late 2008 and which has operated at a substantial scale for only a limited period of time. Given the limited history, we are constantly evolving our strategy and may not always be successful in doing so. For example, we experienced a decline in revenue from our EMEA and Rest of World segments during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012. We expect that the market will evolve in ways which may be difficult to predict. For example, we believe that in some of our markets, including North America, investments in new customer acquisition are less productive and the continued growth of our revenue will require more focus on increasing or maintaining the rate at which our existing customers purchase Groupons and our ability to expand the number and variety of deals that we offer. It is also possible that merchants or customers could broadly determine that they no longer believe in the value of our current services or marketplace. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in our markets, our business, financial condition and results of operations could suffer a material negative impact.

Our international operations are subject to increased challenges, and our inability to adapt to the varied commercial and regulatory landscapes of our international markets may adversely affect our business.

Our ability to grow our business in our international markets requires management attention and resources and requires us to localize our services to conform to a wide variety of local cultures, business practices, laws and policies. The different commercial and Internet infrastructure in other countries may make it more difficult for us to replicate our business model. In many countries, we compete with local companies that understand the local market better than we do, and we may not benefit from first-to-market advantages. We are subject to risks of doing business internationally, including the following:

•	our ability to maintain merchant and customer satisfaction such that our marketplace will continue to attract high quality merchants;

•	our ability to successfully respond to macroeconomic challenges, including by optimizing our deal mix to take into account consumer preferences at a particular point in time;

•	strong local competitors, many of whom have been in the market longer than us;

•

different regulatory requirements, including regulation of gift cards and coupon terms, Internet services, professional selling, distance selling, bulk emailing, privacy and data protection, banking and money transmitting, that may limit or prevent the offering of our services in some jurisdictions or limit our ability to enforce contractual obligations;

•	difficulties in integrating with local payment providers, including banks, credit and debit card networks and electronic funds transfer systems;

•	different employee/employer relationships and the existence of workers’ councils and labor unions;

•	shorter payment cycles, different accounting practices and greater problems in collecting accounts receivable;

•	higher Internet service provider costs;

•	seasonal reductions in business activity;

•	expenses associated with localizing our products, including offering customers the ability to transact business in the local currency; and

•	differing intellectual property laws.

We are subject to complex foreign and U.S. laws and regulations that apply to our international operations, including data privacy and protection requirements, the Foreign Corrupt Practices Act, the UK Anti-Bribery Act and similar local laws prohibiting certain payments to government officials, banking and payment processing regulations, and anti-competition regulations, among others. The cost of complying with these various and sometimes conflicting laws and regulations is substantial. We have implemented policies and procedures to ensure compliance with these laws and regulations, however, we cannot assure you that our employees, contractors, or agents will not violate our policies. Changing laws, regulations and enforcement actions in the U.S. and the rest of the world could harm our business.

If, as we continue to expand internationally, we are unable to successfully replicate our business model due to these and other commercial and regulatory constraints in our international markets, our business may be adversely affected.

Our financial results will be adversely affected if we are unable to execute on our marketing strategy.

We have historically focused our marketing spend on customer acquisition, and we have recently begun to also focus on activating new customers and retaining existing customers. While our marketing expense declined during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012, we expect to increase our marketing spend in future periods as we attempt to continue to grow our customer base. If our assumptions regarding our marketing efforts and strategies prove incorrect, our ability to generate profits from our investments in new customer acquisitions may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

If we fail to retain our existing customers or acquire new customers, our revenue and business will be harmed.

We must continue to retain and acquire customers that purchase Groupons in order to increase revenue and achieve consistent profitability. As our customer base continues to evolve, it is possible that the composition of our customers may change in a manner that makes it more difficult to generate revenue to offset the loss of existing customers and the costs associated with acquiring and retaining customers. If customers do not perceive our Groupon offers to be attractive or if we fail to introduce new and more relevant deals, we may not be able to retain or acquire customers at levels necessary to grow our business and profitability. If we are unable to acquire new customers who purchase Groupons in numbers sufficient to grow our business and offset the number of existing active customers that cease to purchase Groupons, the revenue we generate may decrease and our operating results will be adversely affected.

Our future success depends upon our ability to retain and add high quality merchants.

We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace and provide our customers with a great experience. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to customers or favorable payment terms to us. In addition, if we are unsuccessful in our efforts to introduce services to merchants as part of our local commerce operating system, we will not experience a corresponding growth in our merchant pool sufficient to offset the cost of these initiatives. We must continue to attract and retain merchants in order to increase revenue and profitability. If new merchants do not find our marketing and promotional services effective, or if existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, they may stop making offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer Groupons and our operating results will be adversely affected.

If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profits, we may not be able to retain or attract merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or reduce margins in order to attract new merchants. A significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operations.

We may incur losses in the future as we expand our business.

We had an accumulated deficit of $767.6 million as of September 30, 2013. We anticipate that our profitability will be impacted as we continue to invest in our growth, through increased spending in some areas and through accepting a lower percentage of the proceeds from our deals, as we attempt to add more merchants to our marketplace. These efforts may prove more difficult than we currently anticipate, and we may not succeed in realizing the benefits of these efforts in a short time frame, or at all. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue, as well as any changes in our mix of sales between our higher and lower margin categories, could prevent us from attaining or increasing, or could reduce, our profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

We operate in a highly competitive industry with relatively low barriers to entry, and must compete successfully in order to grow our business.

We expect competition in e-commerce generally, and group buying in particular, to continue to increase. A substantial number of group buying sites that attempt to replicate our business model have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large businesses who offer deals similar to ours as an add-on to their core business. We also expect to compete against other Internet sites that serve niche markets and interests. In some of our categories, such as goods, travel and entertainment, we compete against much larger companies who have more resources and significantly larger scale. In addition, we compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including the following:

•	the size and composition of our customer base and the number of merchants we feature;

•	the timing and market acceptance of deals we offer, including the developments and enhancements to those deals offered by us or our competitors;

•	customer and merchant service and support efforts;

•	selling and marketing efforts;

•	ease of use, performance, price and reliability of services offered either by us or our competitors;

•	our ability to generate large volumes of sales, particularly with respect to goods and travel deals;

•	our ability to cost-effectively manage our operations; and

•	our reputation and brand strength relative to our competitors.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to benefit from their existing customer base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate revenue from their customer bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract customers away from our websites and applications, reduce our market share and adversely impact our gross margin. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new customers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the revenue than we currently offer, we may be forced to pay a higher percentage of the gross proceeds from each Groupon sold than we currently offer, which may reduce our revenue. In addition, we are dependent on some of our existing or potential competitors for banner advertisements and other marketing initiatives to acquire new customers. Our ability to utilize their platforms to acquire new customers may be adversely affected if they choose to compete more directly with us or prevent us from using their services.

If we are unable to maintain favorable terms with our merchants, our revenue may be adversely affected.

The success of our business depends in part on our ability to retain and increase the number of merchants who use our service, particularly as we continue to grow our marketplace. Currently, when a merchant works with us to offer a deal for its products or services, it receives an agreed-upon percentage of the total proceeds from each Groupon sold, and we retain the rest. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the total proceeds from each Groupon sold. In addition, as part of our strategy to grow our merchant base, we have been accepting a lower percentage of the total proceeds from each Groupon sold in some instances. This could adversely affect our revenue and gross profit.

In addition, we expect to face increased competition from other Internet and technology-based businesses. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new customers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the revenue than we currently offer, or if we target merchants who will only agree to run deals if they receive a higher percentage of the proceeds, we may be forced to take a lower percentage of the gross billings.

Our operating cash flow and results of operations could be adversely impacted if we change our merchant payment terms or our revenue does not continue to grow.

Our merchant payment terms and revenue growth have historically provided us with operating cash flow to fund our working capital needs. Our merchant arrangements are generally structured such that we collect cash up front when our customers purchase Groupons and make payments to our merchants at a subsequent date, either on a fixed schedule or upon redemption by customers. We currently pay our merchants upon redemption in many deals in our International markets, but we may continue to move toward offering payments on a fixed schedule in those markets. Additionally, payment arrangements in our Goods category generally result in us paying merchants on a more accelerated basis than payment arrangements in our Local category.

Our accrued merchant and supplier payable balance decreased from $671.3 million as of December 31, 2012 to $591.5 million as of September 30, 2013, due primarily to our seasonally strong Goods business in the fourth quarter of 2012, which resulted in increased payments to merchants and suppliers during the first quarter of 2013 and a corresponding decline in our cash flows from operations. Our operating cash flows have been adversely impacted by lower growth in our Local category in recent periods. We have used the operating cash flow provided by our merchant payment terms and revenue growth to fund our working capital needs. If we offer our merchants more favorable or accelerated payment terms or our revenue does not continue to grow in the future, our operating cash flow and results of operations could be adversely impacted and we may have to seek alternative financing to fund our working capital needs.

Our success is dependent upon our ability to provide a superior mobile experience for our customers, and our customers’ continued ability to access our offerings through mobile devices.

In North America, over 50% of all transactions were completed on mobile devices during September 2013. During September 2013, over 40% of our transactions worldwide were completed on mobile devices. In order to continue to grow our mobile transactions, it is critical that our applications work well with a range of mobile technologies, systems, networks and standards. Our business may be adversely affected if our customers choose not to access our offerings on their mobile devices or use mobile devices that do not offer access to our mobile applications.

Our business depends on our ability to maintain and scale the network infrastructure necessary to send our emails and operate our websites, mobile applications and transaction processing systems, and any significant disruption in service on our email infrastructure, websites, mobile applications or transaction processing systems could result in a loss of subscribers, customers or merchants.

Subscribers access our deals through our websites and mobile applications, as well as via emails that are often targeted by location, purchase history and personal preferences. Our reputation and ability to acquire, retain and serve our current customers and potential customers are dependent upon the reliable performance of our websites, mobile applications, email delivery and transaction processing systems and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our subscriber base or the amount of traffic and transactions on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or otherwise (including spam filters preventing emails from reaching subscribers), could affect the security or availability of our websites and applications, and prevent our subscribers from accessing our services. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential subscribers and merchants, which could harm our operating results and financial condition.

In addition, a substantial portion of our network infrastructure is hosted by third party providers. Any failure of these providers to handle existing or increased traffic and transactions could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

If our emails are not delivered and accepted by email providers, or are routed by email providers in a less favorable way than other emails, our business may be substantially harmed.

If email providers implement new or more restrictive email delivery policies it may become more difficult to deliver emails to customers. For example, certain email providers have started to categorize emails as “promotional,” and these emails are directed to an alternate section of a customer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’ email handling or authentication technologies, our operating results and financial condition could be substantially harmed. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our ability to contact customers through email could be significantly restricted.

We purchase and sell some products from indirect suppliers, which increases our risk of litigation and other losses.

We source merchandise both directly from brand owners and indirectly from retailers and third party distributors, and we often take title to the goods before we offer them for sale to our customers. Further, some brand owners, retailers and third party distributors may be unwilling to offer products for sale on the Internet or through Groupon in particular, which could have an adverse impact on our ability to source and offer popular products. By selling merchandise sourced from parties other than the brand owners, we are subject to an increased risk that the merchandise may be damaged or non-authentic, which could result in potential liability under applicable laws, regulations, agreements and orders, and increase the amount of returned merchandise. In addition, brand owners may take legal action against us, which even if we prevail could result in costly litigation, generate bad publicity for us, and have a material adverse impact on our business, financial condition and results of operations.

We are subject to inventory management and order fulfillment risks as a result of our Goods category.

We purchase much of the merchandise that we offer for sale to our customers, and we expect to increase the percentage of merchandise that we offer directly for sale as compared to merchandise that our customers purchase directly from third parties. The demand for products can change for a variety of reasons, including customer preference, quality, seasonality, and the perceived value from customers of purchasing the product through us. In addition, this is a new business for us, and therefore we have a limited historical basis upon which to predict customer demand for the products. If we are unable to adequately predict customer demand and efficiently manage our inventory, we could either have an excess or a shortage of inventory, either of which would have a material adverse effect on our business.

Purchasing the goods ourselves prior to the sale also means that we will be required to fulfill orders on an efficient and cost-effective basis. Many other online retailers have significantly larger inventory balances and therefore are able to rely on past experience and economies of scale to optimize their order fulfillment. Delays or inefficiencies in our processes could subject us to additional costs, as well as customer dissatisfaction, which would adversely affect our business.

The integration of our international operations with our North American technology platform may result in business interruptions.

We currently use a common technology platform in our North America segment to operate our business and are in the process of migrating our operations in our EMEA and Rest of World segments to the same platform. Such changes to our technology platform and related software carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of this process, it could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our Class A common stock to decline.

We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.

We are involved in litigation regarding, among other matters, patent, consumer, securities and employment issues. Litigation can be expensive, time-consuming and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome with respect to any of these lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows. For additional information regarding these and other lawsuits in which we are involved, see Note 6 “Commitments and Contingencies” to the financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 incorporated herein by reference.

An increase in our refund rates could reduce our liquidity and profitability.

Customers have the ability to receive a refund of their purchase price upon the occurrence of specified events. As we increase our revenue and expand our product offerings, our refund rates may exceed our historical levels. For example, as a result of a shift in our deal mix and higher price point offers that began in the fourth quarter of 2011, our refund rates became higher than historical levels. A downturn in general economic conditions may also increase our refund rates. An increase in our refund rates could significantly reduce our liquidity and profitability.

Because we do not have control over our merchants and the quality of products or services they deliver, we rely on a statistical model that incorporates the following data inputs and factors to estimate future refunds: historical refund experience developed from millions of deals featured on our website, the relative risk of refunds based on expiration date, deal value, deal category and other qualitative factors that could impact the level of future refunds, such as introductions of new deals, discontinuations of legacy deals and expected changes, if any, in our practices in response to refund experience or economic trends that might impact customer demand. Our actual level of refund claims could prove to be greater than the level of refund claims we estimate. If our refund reserves are not adequate to cover future refund claims, this inadequacy could have a material adverse effect on our liquidity and profitability.

Our standard agreements with our merchants generally limit the time period during which we may seek reimbursement for customer refunds or claims. Our customers may make claims for refunds with respect to which we are unable to seek reimbursement from our merchants. Our inability to seek reimbursement from our merchants for refund claims could have an adverse effect on our liquidity and profitability.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future could harm our business.

In order to be successful, we must attract, retain and motivate executives and other key employees, including those in managerial, technical and sales positions. Hiring and retaining qualified executives, engineers and qualified sales representatives are critical to our success, and competition for experienced and well qualified employees can be intense. In order to attract and retain executives and other key employees in a competitive marketplace, we must provide a competitive compensation package, including cash and share-based compensation. Our primary form of share-based incentive award is restricted stock units. If the anticipated value of such share-based incentive awards does not materialize, if our share-based compensation otherwise ceases to be viewed as a valuable benefit, or if our total compensation package is not viewed as being competitive, our ability to attract, retain, and motivate executives and key employees could be weakened. The failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations.

An increase in the costs associated with maintaining our international operations could adversely affect our results of operations.

Certain factors may cause our international costs of doing business to exceed our comparable costs in North America. For example, in some countries, expansion of our business may require a close commercial relationship with one or more local banks, a shared ownership interest with a local entity or registration as a bank under local law. Such requirements may reduce our revenue, increase our costs or limit the scope of our activities in particular countries.

Further, because our international revenue is denominated in foreign currencies, we could become subject to increased difficulties in collecting accounts receivable and repatriating money without adverse tax consequences and increased risks relating to foreign currency exchange rate fluctuations. Further, we could be subject to the application of U.S. tax rules to acquired international operations and local taxation of our fees or of transactions on our websites.

We conduct portions of certain functions, including product development, customer support and other operations, in regions outside of North America. Any factors which reduce the anticipated benefits, including cost efficiencies and productivity improvements, associated with providing these functions outside of North America, including increased regulatory costs associated with our international operations, could adversely affect our business.

We may be subject to additional unexpected regulation which could increase our costs or otherwise harm our business.

The application of certain laws and regulations to Groupons, as a new product category, is uncertain. These include laws and regulations such as the CARD Act, and, in certain instances, potentially unclaimed and abandoned property laws. In addition, from time to time, we may be notified of additional laws and regulations which governmental organizations or others may claim should be applicable to our business. If we are required to alter our business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability. As we expand into new lines of business and new geographies, we will become subject to additional laws and regulations.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property and the scope of our international operations. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by greater earnings in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

The current administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed a wide variety of potential changes. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings, as well as cash and cash equivalent balances we currently maintain outside of the United States. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

The implementation of the CARD Act and similar state and foreign laws may harm our business and results of operations.

It is not clear at this time, but Groupons may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. Other foreign jurisdictions have similar laws in place, in particular European jurisdictions where the European E-Money Directive regulates the business of electronic money institutions. Many of these laws contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. For example, if Groupons are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Groupon, or the promotional value, which is the add-on value of the Groupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Groupon was issued or the date on which the customer last loaded funds on the Groupon if the Groupon has a reloadable feature; (ii) the Groupon’s stated expiration date (if any); or (iii) a later date provided by applicable state law. We and several merchants are currently defendants in purported class action litigation that has been filed in federal and state court claiming that Groupons are subject to the CARD Act and various state laws governing gift cards and that the defendants have violated these laws by issuing Groupons with expiration dates and other restrictions. In the event that it is determined that Groupons are subject to the CARD Act or any similar state or foreign law or regulation, and are not within various exemptions that may be available to Groupon under the CARD Act or under some of the various state or foreign jurisdictions, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of Groupons have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue Groupons in jurisdictions where these laws apply.

If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed Groupons, our results from operations could be materially and adversely affected.

In certain states and foreign jurisdictions, Groupons may be considered a gift card. Some of these states and foreign jurisdictions include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and record-keeping obligations. We do not remit any amounts relating to unredeemed Groupons based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Groupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of a Groupon. In the event that one or more states or foreign jurisdictions successfully challenges our position on the application of its unclaimed and abandoned property laws to Groupons, or if the estimates that we use in projecting the likelihood of Groupons being redeemed prove to be inaccurate, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block our emails or access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several Internet companies have incurred substantial penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the Internet and claims related to our service offerings.

We may be, and in certain cases have been, sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geolocation applications). This risk is enhanced in certain jurisdictions outside the United States, where our liability for such third party actions may be less clear and we may be less protected. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our editorial staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchants, subscribers or third parties and as a result our revenue and goodwill could be materially and adversely affected.

We may be subject to breaches of our information technology systems, which could harm our relationships with our customers and merchants, subject us to negative publicity and litigation, and cause substantial harm to our business.

In operating a global online business, we and our third party service providers maintain significant proprietary information and manage large amounts of personal data and confidential information about our employees, customers and merchants. Because of our high profile and the number of customer records we maintain, we and the third party providers are at an increased risk of attacks on our systems.

Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, our prominent size and scale, our plans to implement our entrance into the mobile payments space, our expanded geographic footprint and international presence, the outsourcing of some of our business operations and threats of cyber-attacks. Although cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access are a high priority for us, this may not successfully protect our systems against all vulnerabilities, including technologies developed to bypass our security measures. In addition, outside parties may attempt to fraudulently induce employees, merchants or customers to disclose sensitive information in order to gain access to our secure systems and networks. For example, in May 2013, a hacker accessed a database of our Taiwan subscribers containing usernames and passwords.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. Further, because the techniques used to gain access to, or sabotage, systems often are not recognized until launched against a target, we may be unable to anticipate the correct methods necessary to defend against these types of attacks. Any actual breach, the perceived threat of a breach or a perceived breach, could cause our customers and merchants to cease doing business with us, subject us to lawsuits, regulatory fines or other action or liability, which would harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

We regard our trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology, merchant lists, subscriber lists, sales methodology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademarks in some countries.

We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our intellectual property rights also may take actions that diminish the value of our proprietary rights or reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We are currently subject to multiple lawsuits and disputes related to our intellectual property and service offerings. We may in the future be subject to additional litigation and disputes. The costs of engaging in such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained.

We are currently subject to third party claims that we infringe their proprietary rights or trademarks and expect to be subject to additional claims in the future. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of customers and merchants will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Groupon” brand is critical to expanding our base of customers and merchants. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Groupon” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a group buying leader and to continue to provide reliable, trustworthy and high quality deals, which we may not do successfully.

We receive a high degree of media coverage around the world. Unfavorable publicity or consumer perception of our websites, applications, practices or service offerings, or the offerings of our merchants, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of merchants we feature and the size of our customer base, the loyalty of our customers and the number and variety of deals we offer each day. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Acquisitions, joint ventures and strategic investments could result in operating difficulties, dilution and other harmful consequences.

We have in the past acquired a number of companies, including Ticket Monster, which we acquired on January 2, 2014 for aggregate consideration of $260 million. We expect to continue to evaluate, consider and potentially consummate a wide array of potential strategic transactions, including acquisitions and dispositions of businesses, joint ventures, technologies, services, products and other assets and minority investments. However, we may be unable to successfully complete potential acquisitions. Acquisitions involve significant risks and uncertainties, including uncertainties as to the future financial performance of the acquired business, difficulties integrating acquired personnel into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems and exposure to unknown or unforeseen liabilities of acquired companies. We may not realize the anticipated benefits of any or all of our acquisitions and investments, or we may not realize them in the time frame expected. In addition, the integration of an acquisition could divert management’s time and the company’s resources. If we pay for an acquisition or a minority investment in cash, it would reduce our cash available for operations or cause us to incur debt, and if we pay with our stock it could be dilutive to our stockholders. Additionally, we do not have the ability to exert control over our joint ventures and minority investments, and therefore we are dependent on others in order to realize their potential benefits.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our Class A common stock.

Our business, like that of our merchants, has been and may continue to be subject to some degree of sales seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. For example, we experienced a $72.3 million decline in operating cash flows during the nine months ended September 30, 2013 as the result of a decrease in accrued merchant and supplier payables, primarily due to the timing of payments to suppliers of merchandise after the seasonally high levels of Goods transactions in the fourth quarter of 2012. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our Class A common stock.

Failure to deal effectively with fraudulent transactions and customer disputes would increase our loss rate and harm our business.

Groupons are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit Groupons in order to fraudulently purchase discounted goods and services from our merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse customers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our merchants could also request reimbursement, or stop using Groupon, if they are affected by buyer fraud or other types of fraud.

We may incur significant losses from fraud and counterfeit Groupons. We may incur losses from claims that the customer did not authorize the purchase, from merchant fraud, from erroneous transmissions, and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If we were unable to accept credit cards for payment, we would suffer substantial reductions in revenue, which would cause our business to suffer. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business will suffer.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit card, debit card and gift certificates. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from customers or facilitate other types of online payments, and our business and operating results could be adversely affected.

We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business. In addition, events affecting our third party payment processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of our payment processors, could have a material adverse effect on our business.

Federal laws and regulations, such as the Bank Secrecy Act and the USA PATRIOT Act and similar foreign laws, could be expanded to include Groupons.

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act and foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of Groupons and our role with respect to the distribution of Groupons to subscribers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that a Groupon could be considered a financial product and that we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

State and foreign laws regulating money transmission could be expanded to include Groupons.

Many states and certain foreign jurisdictions impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of Groupons. However, a successful challenge to our position or expansion of state or foreign laws could subject us to increased compliance costs and delay our ability to offer Groupons in certain jurisdictions pending receipt of any necessary licenses or registrations.

We will continue to incur significant costs as a result of being a public company.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board and the marketplace rules of the NASDAQ stock market, impose additional reporting and other obligations on public companies. Compliance with these public company requirements has increased our costs and made some activities more time-consuming. In connection with the preparation of our financial statements for the year ended December 31, 2011, our independent registered accounting firm identified a material weakness in the design and operating effectiveness of our internal control over financial reporting, and as a result we incurred additional costs remediating this material weakness. In addition, the existence of this issue could adversely affect us, our reputation or investor perceptions of us. It also may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third-parties may also prompt even more changes in corporate governance and reporting requirements. The additional reporting and other obligations imposed on us by these rules and regulations has increased our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to Ownership of Our Class A Common Stock

The trading price of our Class A common stock is highly volatile

Our Class A common stock began trading on the NASDAQ Global Select Market on November 4, 2011 and since that date has fluctuated from a high of $31.14 per share to a low of $2.60 per share. We expect that the trading price of our stock will continue to be volatile due to variations in our operating results and also may change in response to other factors, including factors specific to technology companies, many of which are beyond our control. Among the factors that could affect our stock price are:

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our earnings announcements, including any financial projections that we may choose to provide to the public, any changes in these projections or our failure for any reason to meet these projections or projections made by research analysts;

•	the amount of shares of our Class A common stock that are available for sale;

•	the relative success of competitive products or services;

•	the public’s response to press releases or other public announcements by us or others, including our filings with the SEC and announcements relating to litigation;

•	speculation about our business in the press or the investment community;

•	future sales of our Class A common stock by our significant stockholders, officers and directors;

•	announcements about our share repurchase program and sales under the program;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	strategic actions by us or our competitors, such as acquisitions, joint ventures or restructuring; and

•	changes in accounting principles.

We expect the stock price volatility to continue for the foreseeable future as a result of these and other factors.

Purchases of shares of our Class A common stock pursuant to our stock repurchase program may affect the value of our Class A common stock.

Pursuant to our publicly announced share repurchase program, we are authorized to repurchase up to $300 million of our outstanding Class A common stock through August 2015. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors and may, in compliance with SEC rules and other legal requirements, occur during the offering of the securities described in this prospectus. This activity could increase (or reduce the size of any decrease in) the market price of our Class A common stock at that time.

The concentration of our capital stock ownership with our founders, executive officers, employees and directors and their affiliates will limit stockholders’ ability to influence corporate matters.

Our Class B common stock has 150 votes per share and our Class A common stock has one vote per share. As of November 5, 2013, our founders, Eric Lefkofsky, Bradley Keywell and Andrew Mason control 100% of our outstanding Class B common stock and, based on information available to us, approximately 28.8% of our outstanding Class A common stock, representing approximately 53.8% of the voting power of our outstanding capital stock. Messrs. Lefkofsky, Keywell and Mason will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

We do not intend to pay dividends for the foreseeable future.

We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. As a result, stockholders can expect to receive a return on their investment in our Class A common stock only if the market price of the stock increases.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

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Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

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Special meetings of our stockholders may be called only by our Executive Chairman of the Board, our Chief Executive Officer, our board of directors or holders of not less than the majority of our issued and outstanding capital stock. This limits the ability of minority stockholders to take certain actions without an annual meeting of stockholders.

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Our stockholders may not act by written consent unless the action to be effected and the taking of such action by written consent is approved in advance by our board of directors. As a result, a holder, or holders, controlling a majority of our capital stock would generally not be able to take certain actions without holding a stockholders’ meeting.

•	Our certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

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Stockholders must provide timely notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon an annual meeting of stockholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

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Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

USE OF PROCEEDS

The proceeds from the sale of shares of Class A common stock offered pursuant to this prospectus are solely for the account of the selling stockholder.  We will not receive any proceeds from the sale of shares in this offering.

ISSUANCE OF CLASS A COMMON STOCK TO SELLING STOCKHOLDER

The Aggregate Consideration payable to the selling stockholder in connection with the Acquisition is an amount equal to $260,000,000. The Aggregate Consideration for the Acquisition is comprised of (A) 13,825,283 shares of our Class A common stock issued on January 2, 2014 and (B) $100,000,000 in cash.

SELLING STOCKHOLDER

The following table sets forth certain information known to us with respect to beneficial ownership of our Class A common stock as of January 2, 2014 by the selling stockholder, as determined in accordance with Rule 13d-3 of the Exchange Act.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Class A Common Stock Being Offered(2)	Shares of Class A Common Stock Beneficially Owned After this Offering(2)
	Number	Percentage		Number	Percentage
LivingSocial, Inc.(3)(4)	13,825,283	2%	13,825,283	—	—%

(1)

“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of January 2, 2014, and the percentage is based upon 665,550,788 shares of our Class A common stock outstanding as of December 31, 2013.

(2)

The selling stockholder might not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this registration statement, and because the Purchase Agreement does not specify how many shares the selling stockholder will selling pursuant to this Registration Statement and there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholder after the completion of this offering.

(3)	The address for LivingSocial, Inc. is 1445 New York Avenue NW, 2nd Floor, Washington, DC 20005.
(4)	Includes 13,825,283 shares of our Class A common stock that were issued to LivingSocial, Inc. on January 2, 2014 pursuant to the Purchase Agreement.

Material Relationships

On November 6, 2013, we entered into the Purchase Agreement with LivingSocial, Inc. through which we purchased all of the issued and outstanding share capital of LS Korea, the holding company of Ticket Monster, in exchange for $100,000,000 in cash and 13,825,283 shares of our Class A common stock. The aggregate purchase price payable to LivingSocial, Inc. pursuant to the Purchase Agreement was $260,000,000.

PLAN OF DISTRIBUTION

The selling stockholder may sell the shares offered by this prospectus. The selling stockholder, including its donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling stockholder gifts, pledges, grants a security interest in, or otherwise transfers the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus if and when necessary or required.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. It may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

•	through the distribution of the Class A common stock by the selling stockholder to its partners, members or stockholders;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of the shares, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the shares offered by it will be the purchase price of the Class A common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholder and any broker-dealers that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In the event that any selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We and the selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. To our knowledge and based upon information we received from the selling stockholder, the selling stockholder is not affiliated with a broker-dealer and, at the time such selling stockholder acquired the shares being registered hereunder, such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute such shares. To our knowledge, the selling stockholder did not receive any shares as underwriting compensation.

To the extent required, the shares of our Class A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our Class A common stock in the market and to the activities of the selling stockholder and its affiliates. These rules may limit the timing of purchases and sales of the shares by the selling stockholder. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will bear all of the costs, expenses and fees in connection with the registration of the shares of Class A common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of Class A common stock. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

There can be no assurance that the selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the shares of our Class A common stock to be offered for resale by the selling stockholder under this prospectus will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of (i) LivingSocial Korea, Inc. for the year ended December 31, 2012 and from the date of inception (July 1, 2011) through December 31, 2011 and (ii) Ticket Monster Inc. for the period from January 1, 2011 through September 16, 2011 and for the period from the date of inception (February 1, 2010) through December 31, 2010 appear in Groupon’s Current Report on Form 8-K filed with the SEC on January 2, 2014 and have been incorporated by reference herein, in reliance upon Samil PricewaterhouseCoopers, the independent auditors of LivingSocial Korea, Inc. and Ticket Monster Inc., given on the authority of such firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 9, 2013, August 8, 2013 and November 8, 2013, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 29, 2013, March 1, 2013, March 19, 2013, June 18, 2013, August 7, 2013, October 24, 2013, November 7, 2013, November 29, 2013, December 13, 2013 and January 2, 2014;

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the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2013 and as amended by Amendment No. 1 filed with the SEC on May 16, 2013; and

•	the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on November 2, 2011.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise (other than any filing or thereof that is furnished, rather than filed, under applicable SEC rules). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, phone number 312-676-5773. Information contained on or accessible through our website, http://www.groupon.com, is not a prospectus and does not constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, phone number 312-676-5773.